Exhibit 99.1     Press release of Alcan Inc., dated November 6, 2006.

Press Release

FOR IMMEDIATE RELEASE

ALCAN APPOINTS ILENE GORDON

PRESIDENT OF GLOBAL PACKAGING GROUP

Montreal, Canada - November 6, 2006 - Alcan is pleased to announce that its Board of Directors has approved the appointment of Ilene Gordon, 53, as a Senior Vice President of Alcan Inc. and President and Chief Executive Officer (CEO), Alcan Packaging. Ms. Gordon, who is presently President of Alcan's Food Packaging Americas sector , succeeds Christel Bories, who was recently appointed President and CEO of Alcan Engineered Products. Both appointments take effect
December 1, 2006.

"Ilene's appointment further highlights the depth of Alcan's management talent and the effectiveness of Alcan's succession planning process," said Dick Evans, President and CEO, Alcan Inc. "Ilene is well equipped to assume her new responsibilities and to lead the Company's strategy of profitably growing Alcan's Packaging group. Her extensive experience and understanding of both the Company and the packaging industry will serve her well in her new role," he added.

Ms. Gordon also becomes a member of Alcan's Executive Committee. She will relocate her primary office from Chicago, U.S.A., to Paris, France, where the Group is headquartered.

Ms. Gordon will be succeeded in her present role by Mike Schmitt , currently President of Alcan's Food and Specialty Flexibles Packaging business for the Americas. He continues to be based out of Chicago, U.S.A.

Commenting on her appointment, Ms. Gordon said, "I look forward to continuing to implement Alcan Packaging's growth strategy of selectively investing in markets in which it has leading positions. Alcan Packaging will remain dedicated to meeting its customers' expanding and evolving needs with innovative packaging solutions through its network of global centres of excellence."

Ms. Gordon has served in her current role since 2004 . With sales of US$1.4 billion in 2005, Alcan Food Packaging Americas has 5,000 employees in 6 countries. Ms. Gordon joined Alcan through the 2003 combination with Pechiney. Prior to Pechiney's integration within Alcan, Ms. Gordon was President of Pechiney Plastic Packaging, Inc., a global leader in flexible and rigid packaging, and Senior Vice President of Pechiney Group from 1999 to 2004.

Before joining Pechiney, Ms. Gordon spent 17 years with Tenneco Inc., where she was Vice President and General Manager of the Folding Carton Business from 1997 to 1999, and Vice President - Operations from 1994 to 1997.

Ms. Gordon graduated from the Massachusetts Institute of Technology (MIT) in Cambridge, Massachusetts, with a Bachelor of Science degree in mathematics and a Master of Science degree in management from MIT's Sloan School of Management.

She is Director and Chairman of the Governance Committee for Arthur J. Gallagher & Company, and Director and Chairman of the Human Resources Committee for United Stationers. Ms. Gordon is also an Executive Vice Chair of the North American Flexible Packaging Association.

Ms. Gordon is married and has two children.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of US$20.3 billion in 2005. The Company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

Media Contact: Alexander Christen Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com